Exhibit 99.1

Yadkin Valley Financial Corporation to Acquire

American Community Bancshares

Elkin and Charlotte, North Carolina, September 10, 2008 - Yadkin Valley Financial Corporation (Nasdaq: YAVY) and American Community Bancshares, Inc., (Nasdaq: ACBA) today announced that they have entered into a definitive agreement whereby Yadkin Valley Financial Corporation and its wholly owned subsidiary, Yadkin Valley Bank and Trust Company will acquire American Community Bancshares, Inc., and its subsidiary, American Community Bank, in a transaction with a total value of approximately $92 million.

American Community Bancshares shareholders will have the right to receive either $12.35 in cash or .8517 Yadkin Valley Financial shares for each American Community share, subject to the limitations that 19.5% of total consideration is to be paid in cash and 80.5% in Yadkin Valley Financial shares. Those American Community shares exchanged for stock will convert to Yadkin Valley Financial shares in a tax free exchange. Cash will also be paid in lieu of fractional shares.

The total transaction value represents 168% of American Community’s book value, 207% of tangible book value, 17.4% of total assets, a 19.5% core deposit premium, and 23 times American Community’s trailing twelve months net income.

Closing of the transaction, which is expected to occur no later than the beginning of the first quarter of 2009, is subject to certain conditions, including approval by Yadkin Valley and American Community shareholders as well as regulatory approval.

Randy Helton, President and Chief Executive Officer of American Community Bancshares, said “We are very excited about this partnership. American Community Bank was founded to take advantage of the economic growth in North Carolina’s Union County and Charlotte/Mecklenburg markets and the surrounding communities. Over the last decade, we have built a network of well-located banking offices, a solid team of professional bankers, and a loyal customer base. Our partnership with Yadkin Valley Financial will provide us access to the capital, technology and expertise in the products and services that we need to truly take advantage of the outstanding opportunities in our market. We have a high degree of confidence in the Yadkin team to join our two organizations and continue building a great North Carolina banking franchise that will best serve employees, customers and shareholders.”

Bill Long, President and Chief Executive Officer of Yadkin Valley Financial commented, “Our merger with American Community Bancshares brings a number of advantages to Yadkin Valley Financial. American Community has reached a point of critical mass where the momentum for quality asset growth and profitability are present, which is particularly important to us in the current challenging environment.

Long continued, “The American Community banking team aligns culturally with our organization and we believe the integration process will be smooth. While we believe Yadkin’s existing markets are excellent, the demographics of metropolitan Charlotte/Mecklenburg are simply some of the best in the entire nation. Yadkin Valley will now have Virginia-to-South Carolina coverage in North Carolina, and we will enter the state of South Carolina for the first time. When the transaction is completed, Yadkin Valley Financial will be a $2 billion institution with more than forty offices in sixteen North and South Carolina counties.”

At the $2 billion asset level, we believe the larger company can benefit from some significant operating savings, approximately $4.0 million, which we believe can be achieved by the end of 2009. Because American Community’s current loan production is healthy, we also believe its net interest margin will remain stable, even in a neutral interest rate environment. As a result, we believe the transaction will be non-dilutive to Yadkin Valley Financials’ earnings per share in the first year of combined operations and accretive thereafter.”

American Community Bank will be merged into Yadkin Valley Bank and Trust in the transaction but will continue to operate in its market as American Community Bank, a division of Yadkin Valley Bank and Trust Company. This organizational format is similar to the other Yadkin Valley Bank and Trust divisions, Piedmont Bank of Statesville, North Carolina (acquired in 2002), High Country Bank of Boone, North Carolina (acquired in 2004), and Cardinal State Bank of Durham, North Carolina (acquired in 2008).

Yadkin Valley Financial Corporation is being represented in the merger transaction by The Carson Medlin Company as financial advisor and Nelson Mullins Riley & Scarborough, LLP as counsel. American Community Bancshares, Inc. is being represented by McColl Partners LLC as financial advisor and Gaeta & Eveson, P.A. as counsel.

Webcast

Yadkin Valley Financial and American Community will host a webcast at 9:30 a.m. EDT to discuss the merger. The webcast may be accessed by visiting the investor relations section of Yadkin Valley Financial’s website, www.yadkinvalleybank.com.

About American Community Bancshares

American Community Bancshares, Inc is the parent of American Community Bank, a North Carolina state-chartered bank with nine offices in Union and Mecklenburg Counties, North Carolina and four offices in York and Cherokee Counties, South Carolina. As of June 30, 2008, the Bank had $530 million in assets, $406 million in loans, $417 million in deposits and $56 million in stockholders’ equity. American Community Bancshares shares are traded on NASDAQ under the symbol ACBA.

About Yadkin Financial Corporation

Yadkin Valley Financial Corporation is a one bank holding company for Yadkin Valley Bank and Trust Company. Established in 1968, Yadkin now has 29 banking offices in Iredell (6), Ashe (3), Watauga (4), Yadkin (3), Surry (2), Wilkes (2), Mecklenburg (2), Avery (1), Forsyth (1), Durham (3), Orange (1), and Granville (1) Counties, North Carolina. As of June 30, 2008, the Company had $1.431 billion in assets, $1.108 billion in loans, $1.097 billion in deposits and $150 million in stockholders’ equity. Yadkin has 11.5 million shares outstanding, which are traded on NASDAQ under the symbol YAVY, and has a market capitalization of $195 million.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to (1) statements about the benefits of the combination of Yadkin and American Community, including future financial and operating results, cost savings, and enhanced revenues, (2) statements with respect to Yadkin’s and American Community’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. These statements are based upon the current beliefs and expectations of Yadkin’s and American Community’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) expected revenue synergies and cost savings from the combination may not be fully realized or realized within the expected time frame; (2) revenues following the combination may be lower than expected; (3) the ability to obtain governmental approvals of the combination on the proposed terms and schedule; (4) the failure of either company’s shareholders to approve the combination; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (7) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in either Yadkin’s or American Community’s loan portfolio, which may result in increased credit risk-related losses and expenses; (8) changes in the U.S. legal and regulatory framework; and (9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company. Additional factors that could cause Yadkin’s or American Community’s results to differ materially from those described in the forward-looking statements can be found in Yadkin’s and American Community’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Yadkin and American Community or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Yadkin and American Community do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For more information contact:

William A. Long, President/ CEO	Randy P. Helton, President/ CEO
Yadkin Valley Financial Corporation	American Community Bancshares, Inc.
(336) 526-6312	(704) 367-5054